Exhibit 10.2

March 12, 2015

By Telefacsimile (81-3-3811-1459)

With Follow Up by E-mail

Eisai Co., Ltd.

Attention: Chief Product Creation Officer

Koishikawa 4-6-10

Bunkyo-Ku

Tokyo 112-8088

Japan

Re:	Companion Diagnostics Agreement with Roche Molecular Systems, Inc. (“RMS”)

Dear Sir:

Reference is hereby made to (a) the Amended and Restated Collaboration and License Agreement dated as of March 12, 2015 (the “Amended and Restated Collaboration Agreement”), by and between Eisai Co., Ltd. (“Eisai”) and Epizyme, Inc. (“Epizyme”), (b) the Companion Diagnostics Agreement dated December 18, 2012, as amended by the First Amendment thereto dated May 31, 2013 (the “RMS Agreement”), by and between Epizyme and Eisai, on the one side, and RMS, on the other side and (c) the prior letter agreement dated December 21, 2012 (the “Prior Letter Agreement”), by and between Epizyme and Eisai, regarding the RMS Agreement.

The purpose of this letter is to amend and restate, in their entirety, the agreements set forth in the Prior Letter Agreement regarding certain matters set forth in the RMS Agreement, including the activities of RMS, Eisai and Epizyme under the RMS Agreement more specifically described under Exhibit A thereto (the “CDx Development Activities”). Accordingly, as to such matters arising from and after the date hereof, this letter supersedes in its entirety the Prior Letter Agreement. In particular, Eisai and Epizyme hereby agree that:

1. Subject to paragraph 3 below, from and after the date hereof Epizyme shall be responsible for (a) all payments due to RMS under Sections 3.2, 7.1, and 7.2 of the RMS Agreement, (b) all payments due to RMS under the last paragraph of Exhibit B of the RMS Agreement except those payments for which Epizyme is solely responsible pursuant to paragraph 2 below and those payments for which Eisai is solely responsible pursuant to paragraph 2 below, (c) interest on late payments due to RMS under Section 7.3 of the RMS Agreement, and (d) all Termination Fees (as defined in the RMS Agreement) and other amounts due to RMS under Section 15.7(a) and 15.7(b) of the RMS Agreement ((a) through (d), the “Base Payments”).

Eisai Co., Ltd.

March 12, 2015

2. Subject to paragraphs 8, 9, and 10 below, as between Eisai and Epizyme, (a) Epizyme shall (i) (x) indemnify and defend the RMS Indemnitees (as defined in the RMS Agreement) in accordance with the RMS Agreement from and against all Liabilities (as defined in the RMS Agreement) from any Third Party Claims (as defined in the RMS Agreement) incurred by any RMS Indemnitee and (y) be responsible for and pay any damages payable to RMS under or in connection with the RMS Agreement, in each case ((x) and (y)) arising from or occurring as a result of (A) the negligence or willful misconduct of Epizyme or any of its Affiliates (as defined in the Amended and Restated Collaboration Agreement) or any of their respective directors, officers, or employees (each, an “Epizyme Party”) or (B) any action or inaction of any Epizyme Party that results in a breach of the RMS Agreement by Pharmaceutical Partners, and (ii) be responsible for and pay any amount payable to RMS pursuant to the last paragraph of Exhibit B of the RMS Agreement arising from or occurring as a result of any action or inaction of any Epizyme Party, and (b) Eisai shall (i) (x) indemnify and defend the RMS Indemnitees in accordance with the RMS Agreement from and against all Liabilities from any Third Party Claims incurred by any RMS Indemnitee and (y) be responsible for and pay any damages payable to RMS under or in connection with the RMS Agreement incurred by any RMS Indemnitee, in each case ((x) and (y)) arising from or occurring as a result of (A) the negligence or willful misconduct of Eisai or any of its Affiliates or any of their respective directors, officers, or employees (each, an “Eisai Party”) or (B) any action or inaction of any Eisai Party that results in a breach of the RMS Agreement by Pharmaceutical Partners, and (ii) be responsible for and pay any amount payable to RMS pursuant to the last paragraph of Exhibit B of the RMS Agreement arising from or occurring as a result of any action or inaction of any Eisai Party.

3. Subject to the relevant decision-making procedures, rights and powers set forth in the Amended and Restated Collaboration Agreement, representatives of Epizyme shall participate in Project Teams and the JSC (each as defined in the RMS Agreement) as set forth in the RMS Agreement. Where the terms of the RMS Agreement require or permit Pharmaceutical Partners (as defined in the RMS Agreement) to vote on or approve any matter, Eisai and Epizyme shall seek to perform such obligations or exercise such rights by consensus; provided, however, that if Eisai and Epizyme are not able to agree on any such matter within a reasonable period of time, such matter shall be decided in accordance with the Amended and Restated Collaboration Agreement. In addition, neither Epizyme nor Eisai shall cause any election to be made under the RMS Agreement that would obligate the other party to bear payment obligations under the RMS Agreement in addition to the payment obligations set forth in this letter agreement in the absence of the prior agreement of such other party.

4. Eisai and Epizyme acknowledge and agree that nothing in the RMS Agreement shall amend or modify the relative rights or obligations of Eisai and Epizyme under the Amended and Restated Collaboration Agreement, including Epizyme’s sole right to determine all Development activities with respect to the diagnostic product(s) developed and commercialized under the RMS Agreement (“Roche Diagnostics”), subject to Article 4 of the Amended and Restated Collaboration Agreement and subject to EISAI’s right to make such determinations as to Japan-Specific Development Activities (as defined in the Amended and Restated Collaboration Agreement), Epizyme’s sole right to

Eisai Co., Ltd.

March 12, 2015

determine all Commercialization activities with respect to the Roche Diagnostics in the EPIZYME Territory (as defined in the Amended and Restated Collaboration Agreement) and Eisai’s sole right to determine all Commercialization activities with respect to the Roche Diagnostics in the EISAI Territory (as defined in the Amended and Restated Collaboration Agreement), provided that (a) such rights of Eisai in the EISAI Territory shall revert to Epizyme in any termination circumstance under the Amended and Restated Collaboration Agreement in which development and commercialization rights to E7438, which is a Licensed Compound (as defined in the Amended and Restated Collaboration Agreement), or any other Therapeutic Product (as defined in the Amended and Restated Collaboration Agreement) to which the CDx Development Activities relate, as applicable, in the EISAI Territory revert to Epizyme in accordance with Section 12.5.1 of the Amended and Restated Collaboration Agreement (such termination, an “Epizyme Reversion Termination”) and (b) such rights of Epizyme in the EPIZYME Territory shall revert to Eisai in any termination circumstance under the Amended and Restated Collaboration Agreement in which development and commercialization rights to E7438 or any other Therapeutic Product to which the CDx Development Activities relate, as applicable, in the EPIZYME Territory revert to Eisai in accordance with Section 12.5.2 of the Amended and Restated Collaboration Agreement (such termination, an “Eisai Reversion Termination”) .

5. Notwithstanding anything in the Amended and Restated Collaboration Agreement to the contrary, Epizyme and Eisai each acknowledges and agrees that in no event shall (a) any amounts invoiced by Roche, its Affiliates or any sublicensee for sales of the Roche Diagnostics constitute or be included in the calculation of Net Sales for any purpose of the Amended and Restated Collaboration Agreement, (b) Eisai pay Epizyme or Epizyme pay Eisai any royalties or milestones with respect to sales of the Roche Diagnostics, or (c) any Roche Diagnostic constitute a Licensed Product for purposes of Section 6.3 of the Amended and Restated Collaboration Agreement.

6. Epizyme shall be responsible for all amounts payable by Pharmaceutical Partners pursuant to Section 5.12(a) of the RMS Agreement or any agreement entered into pursuant to Section 5.12(a) of the RMS Agreement (the “Roche Payments”). Eisai and Epizyme acknowledge and agree that all Roche Payments shall, for all purposes of the Amended and Restated Collaboration Agreement (including Section 6.4.4), constitute amounts paid by Epizyme to a Third Party with respect to license rights to Third Party intellectual property licensed by Epizyme that Epizyme reasonably believes are necessary for the Development or Commercialization of E7438 or any Related Therapeutic Product.

7. Any rights and interests in Know-How and Patents (each as defined in the Amended and Restated Collaboration Agreement) that Pharmaceutical Partners obtain pursuant to the RMS Agreement (including Pharmaceutical Partners Information and Pharmaceutical Partners Project Inventions, each as defined in the RMS Agreement) shall be deemed to be rights and interests in Joint Know-How and Joint Patent(s), respectively, under the Amended and Restated Collaboration Agreement.

Eisai Co., Ltd.

March 12, 2015

8. Upon any Epizyme Reversion Termination, Epizyme shall assume and be solely responsible for, and shall pay, perform and discharge, all payment obligations and other obligations of Pharmaceutical Partners under and pursuant to the RMS Agreement accruing from and after the effective date of such Epizyme Reversion Termination (including any Termination Fees), and Epizyme shall, in accordance with Section 11.3 of the Amended and Restated Collaboration Agreement, indemnify, defend and hold harmless Eisai and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all Losses (as defined in the Amended and Restated Collaboration Agreement) arising out of or resulting from the RMS Agreement or Epizyme’s breach of its obligations under this paragraph 8 following such Epizyme Reversion Termination.

9. Not later than the date on which Eisai elects to effect an Eisai Reversion Termination in accordance with Section 12.5.2(b) of the Amended and Restated Collaboration Agreement, Eisai shall notify Epizyme in writing that either (i) Eisai desires to keep the RMS Agreement in force, in which case Eisai shall assume and be solely responsible for, and shall pay, perform and discharge, all payment obligations and other obligations of Pharmaceutical Partners under and pursuant to the RMS Agreement accruing from and after the effective date of such Eisai Reversion Termination (including any Termination Fees), and Eisai shall, in accordance with Section 11.3 of the Amended and Restated Collaboration Agreement, indemnify, defend and hold harmless Epizyme and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all Losses (as defined in the Amended and Restated Collaboration Agreement) arising out of or resulting from the RMS Agreement or Eisai’s breach of its obligations under this clause (i) following such Eisai Reversion Termination or (ii) Eisai desires not to keep the RMS Agreement in force, in which case, subject to paragraph 10, (A) Epizyme and Eisai shall immediately thereafter terminate the RMS Agreement and cooperate to wind down the RMS Agreement, (B) Epizyme shall remain responsible for Base Payments and Roche Payments accruing from and after the effective date of such Eisai Reversion Termination, and (C) Epizyme and Eisai shall remain responsible for indemnification obligations and damages with respect to the RMS Agreement as provided in paragraph 2. Any failure by Eisai to provide notification under clause (i) or (ii) of the immediately preceding sentence by the date on which Eisai elects to effect an Eisai Reversion Termination in accordance with Section 12.5.2(b) of the Amended and Restated Collaboration Agreement shall constitute notification by Eisai under clause (ii) of the immediately preceding sentence.

10. In the event that (a) Eisai provides notification in accordance with clause (ii) of paragraph 9 and (b) within three hundred sixty-five (365) days after the effective date of termination of the RMS Agreement, Eisai or any of its Affiliates enters into an agreement with RMS or any of its Affiliates with respect to the research, development or commercialization of any diagnostic product related to EZH2 (as defined in the Amended and Restated Collaboration Agreement), then Eisai shall (i) notify Epizyme of its entry into such agreement within ten (10) days after such entry, (ii) reimburse Epizyme for all Termination Fees and all other Base Payments and Roche Payments accruing from and after the effective date of such Eisai Reversion Termination paid by Epizyme pursuant to clause (ii) of paragraph 9 not later than thirty (30) days after delivery by Epizyme of an invoice therefor, and (iii)

Eisai Co., Ltd.

March 12, 2015

assume and be solely responsible for, and shall pay, perform and discharge, all payment obligations and other obligations of Pharmaceutical Partners under and pursuant to the RMS Agreement accruing from and after the effective date of such Eisai Reversion Termination (to the extent not then paid by Epizyme pursuant to clause (ii) of paragraph 9), and Eisai shall, in accordance with Section 11.3 of the Amended and Restated Collaboration Agreement, indemnify, defend and hold harmless Epizyme and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all Losses arising out of or resulting from the RMS Agreement or Eisai’s breach of its obligations under this clause (iii) following such Eisai Reversion Termination.

11. Except as expressly amended hereby, all terms of the Amended and Restated Collaboration Agreement shall remain in full force and effect. This letter agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this letter to the substantive law of another jurisdiction. This letter agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

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Eisai Co., Ltd.

March 12, 2015

Please countersign this letter below to signify Eisai’s agreement to the terms set forth above, whereupon this letter agreement will become a binding agreement between Eisai and Epizyme.

Very truly yours,

EPIZYME, INC.

By:	/s/ Robert Gould
Name:	Robert Gould
Title:	President and CEO

Acknowledged and agreed:

EISAI CO., LTD.

By:	/s/ Hideki Hayashi
Name:	Hideki Hayashi
Title:	Representative Corporate Officer

Corporate Planning & Strategy and Chief Information Officer

Cc:	Eisai Co., Ltd., Attention: General Counsel (Telefacsimile 81-3-3811-5535)
Eisai Inc., Attention President and General Counsel (Telefacsimile 201-746-3201)